------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------
FORM 3
--------
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

      THERIAULT,          MICHAEL                  J.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                               1011 CAMPUS DRIVE
--------------------------------------------------------------------------------
                                    (Street)

   MUNDELEIN,                          IL                         60060
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)

      USA
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)


                               OCTOBER 22, 2001
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

================================================================================
4. Issuer Name and Ticker or Trading Symbol

                           CIRCLE GROUP INTERNET INC.

================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                                      TITLE
                                      -----

                            CHIEF OPERATING OFFICER
================================================================================
6. If Amendment, Date of Original (Month/Day/Year)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)

------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                              20,000                       D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                               4,000                       I                    BY SPOUSE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  5(b)(v)

                                                                        SEC 1473

TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                      5. Owner-
                                                 3. Title and Amount of Securities                    ship
                                                    Underlying Derivative Security                    Form of
                         2. Date Exercisable        (Instr. 4)                                        Derivative
                            and Expiration Date  ---------------------------------  4. Conver-        Security:
                            (Month/Day/Year)                            Amount         sion or        Direct      6. Nature of
                         ----------------------                         or             Exercise       (D) or         Indirect
                         Date       Expira-                             Number         Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                of             Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                  Shares         Security       (Instr.5)      (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------

   OPTION TO ACQUIRE     06/01/1999  06/01/2002  COMMON STOCK           40,000         $5.00           D
-------------------------------------------------------------------------------------------------------------------------------

   OPTION TO ACQUIRE     07/21/1999  07/21/2002  COMMON STOCK           20,000         $5.00           D
-------------------------------------------------------------------------------------------------------------------------------

   OPTION TO ACQUIRE     03/07/2000   03/07/2003  COMMON STOCK         320,000         $5.00           D
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

Explanation of Responses:


           MICHAEL J. THERIAULT                                10/24/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to unless the form displays a currently valid OMB Number

                                                                          Page 2
                                                                        SEC 1473